Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation
3LI Securities Corporation	Massachusetts
AuthAir, Inc.	Delaware
BBA, Inc. (d/b/a “Meldium”)	Delaware
Carbon Software Technologies Holdings Ltd.	Ireland
GetGo, Inc.	Delaware
GetGo Audio LLC	Delaware
GetGo AUS Pty Ltd	Australia
GetGo Communications LLC	Delaware
GetGo Communications Virginia LLC	Virginia
GetGo Germany GmbH	Germany
GetGo Investment LLC	Delaware
GetGo Holdings Bermuda Limited	Bermuda
GetGo Software Technologies India Pvt Ltd	India
GetGo Technologies Ireland Ltd	Ireland
GetGo Technologies UK Ltd	United Kingdom
Grasshopper Group LLC	Massachusetts
LogMeIn (Private) India Limited	India
LogMeIn Australia Pty. Ltd.	Australia
LogMeIn Brazil Ltda	Brazil
LogMeIn Consultoria e Servicos de Informatica Ltda	Brazil
LogMeIn Kft.	Hungary
LogMeIn Europe B.V.	The Netherlands
LogMeIn Ireland Holdings Limited	Republic of Ireland
LogMeIn Ireland Limited	Republic of Ireland
LogMeIn UK, Ltd.	United Kingdom
Marvasol Inc. (d/b/a “LastPass”)	Delaware
Nihon LogMeIn K.K.	Japan
RemotelyAnywhere, Inc.	Delaware
Xively, Ltd.	United Kingdom
Zamurai Corporation	Delaware